Exhibit 99.1

NEWS
RELEASE

NASH FINCH NAMES LEANNE MATTHEWS STEWART
SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

     MINNEAPOLIS (October 14, 2004) — Nash Finch Company (Nasdaq: NAFC), a leading national food distributor and retailer, today announced the promotion of LeAnne Matthews Stewart to Senior Vice President, Chief Financial Officer and Treasurer, effective immediately. Stewart, who had previously been Vice President and Controller, will report directly to CEO Ron Marshall.

     Stewart joined Nash Finch in July 1999 and served as Controller since 2000, Treasurer from May 2000 until May 2001, and as Vice President Financial Planning and Analysis prior to her election as Controller. Before joining the Company, she worked in public accounting and international corporate finance. A CPA and CMA, Stewart holds a Master’s in Business Administration from the Wharton School, University of Pennsylvania, and a B.A. in Accounting, cum laude, from the College of St. Benedict.

     Ms. Stewart succeeds Robert B. Dimond, Company CFO since 2000, who has announced his resignation and agreed to serve as a consultant to the Company to help ensure an orderly transition and to assist in special projects.

     “This Company has benefited greatly from Bob Dimond’s years of retail experience, his talent, dedication and hard work,” said Marshall. “It is a tribute to our succession planning efforts,” he added, “to have cultivated such a talented and experienced successor in LeAnne Stewart. LeAnne has contributed enormously to our organization in increasingly significant roles. I look forward to a seamless transition from Bob to LeAnne and to the strong leadership LeAnne will provide in this critical role.”

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     Nash Finch Company is a Fortune 500 company and one of the leading food distribution and retail companies in the United States with approximately $4 billion in annual revenues. Nash Finch currently owns and operates more than 80 stores in the Upper Midwest, principally supermarkets under the Econofoods®, Family Thrift Center™ and Sun Mart® trade names. In addition to its corporate retail and military operations, Nash Finch’s food distribution business also serves a growing number of independent retailers nationwide. Further information is available on the company’s website at www.nashfinch.com.

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CONTACT: John Bousquet 952 857-4187

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